Exhibit 99.1

Alector Announces Appointment of Marc Grasso, M.D., as Chief Financial Officer

South San Francisco, Calif., February 7, 2022 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering the discovery and development of immuno-neurology therapeutics, today announced the appointment of Marc Grasso, M.D., as Chief Financial Officer (CFO). Dr. Grasso brings extensive biotechnology industry leadership experience, including a successful track record in finance, corporate development and strategic leadership. As Alector’s CFO, Dr. Grasso will lead all aspects of the company’s financial operations and play a critical role in supporting corporate strategy. Dr. Grasso will report to Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector.

“I’m pleased to welcome Marc as the newest member of our leadership team,” said Dr. Rosenthal. “Marc brings considerable experience in corporate finance and a deep knowledge of our industry. His financial and corporate strategy capabilities and medical background will be invaluable as we continue to advance our clinical pipeline toward late-stage studies and bring new immuno-neurology and immuno-oncology candidates into the clinic.”

"Alector's strong capital position, world-class partnerships and leading immuno-neurology pipeline make now a very compelling time to join," said Dr. Grasso. "I am thrilled to have the opportunity to work with this experienced team and look forward to contributing to Alector's mission to develop therapies that restore healthy function to the brain."

Dr. Grasso succeeds Linda Rubinstein, Partner at FLG Partners, who served as interim CFO with Alector since September 2021. Dr. Rosenthal added, “On behalf of Alector’s team, I would like to express our appreciation for Linda’s contributions during the past several months.”

Dr. Grasso joins Alector from Kura Oncology, Inc., where he served as Chief Financial Officer and Chief Business Officer. Prior to Kura Oncology, he served as Managing Director of Stifel, where he was responsible for building and managing the west coast life sciences and biotechnology investment banking business. Previously, Dr. Grasso was Managing Director of Investment Banking in the Global Healthcare Group at UBS, focused on the biotechnology sector, and prior to that, he was Managing Director of Investment Banking at Leerink Swann, where he was instrumental in the west coast expansion of their franchise. Dr. Grasso joined Leerink from Morgan Stanley and earlier held positions in the Global Healthcare Group of Credit Suisse First Boston and at Deutsche Banc Alex. Brown. Dr. Grasso received his M.D. from the Johns Hopkins University School of Medicine, where he also performed research in molecular oncology. He obtained an A.B. in molecular biology with honors from Princeton University.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia, Alzheimer’s disease and amyloid lateral sclerosis (ALS). This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

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Alector Contacts

Michelle Corral
VP, Communications and Investor Relations

650-808-7016

michelle.corral@alector.com

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Eric Kasper/Carrie McKim
Argot Partners
212.600.1902
alector@argotpartners.com